As filed with the Securities and Exchange Commission on January 18, 2002 REGISTRATION NO. 333-75946


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                              AMENDMENT NO. 1 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                               ALLEN TELECOM INC.
             (Exact Name of Registrant as Specified in Its Charter)


              DELAWARE                                        38-0290950
  (State or Other Jurisdiction of                          (I.R.S. Employer
   Incorporation or Organization)                       Identification Number)

                       25101 Chagrin Boulevard, Suite 350
                              Beachwood, Ohio 44122
                                 (216) 765-5855
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                              --------------------

                               LAURA MEAGHER, ESQ.
                          GENERAL COUNSEL AND SECRETARY
                               ALLEN TELECOM INC.
                       25101 CHAGRIN BOULEVARD, SUITE 350
                              BEACHWOOD, OHIO 44122
                                 (216) 765-5818

                              --------------------

    (Name, Address, Including Zip Code, and Telephone Number, Including Area
                           Code, of Agent For Service)

                              --------------------

                                   Copies to:
                           CHRISTOPHER M. KELLY, ESQ.
                           JONES, DAY, REAVIS & POGUE
                                   NORTH POINT
                               901 LAKESIDE AVENUE
                           CLEVELAND, OHIO 44114-1190
                                 (216) 586-3939

                              --------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as determined by market conditions and other factors following the effective date of this registration statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              --------------------




         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED JANUARY 18, 2002


                               ALLEN TELECOM INC.
                                   PROSPECTUS
                               2,271,391 SHARES OF
                                  COMMON STOCK

Allen Telecom Inc.:                         The Offering:
-  We design, manufacture and market        -  All of the shares of common stock are
   wireless communications infrastructure      being sold by an existing stockholder,
   equipment and provide wireless              Bartley R.F. Systems Trust, a
   engineering and consulting services for     Massachusetts business trust.  Bartley
   the global wireless communications          R.F. Systems Trust is offering and
   markets.                                    selling up to 2,271,391 shares of
                                               common stock in Allen Telecom, Inc.
                                               Bartley R.F. Systems Trust, the
-  Allen Telecom Inc.                          selling stockholder, obtained its
   25101 Chagrin Boulevard, Suite 350          shares of Allen Telecom common stock
   Beachwood, Ohio   44122                     in connection with our acquisition of
   (216) 765-5855                              substantially all of the assets of
                                               Bartley R.F. Systems, Inc.


-  Our common stock currently is           -   There is an existing trading market
   quoted on the New York Stock Exchange       for these shares on the New York Stock
   and the Pacific Exchange under the          Exchange.  The reported last sales
   symbol "ALN."                               price on this exchange on January 17,
                                               2002 was $9.74 per share.


                                            -  The aggregate proceeds to the
                                               selling stockholder will be the
                                               purchase price of the common
                                               stock sold less the aggregate
                                               agents' and underwriters'
                                               discounts, if any.

                                            -  Allen Telecom will not receive
                                               any proceeds from the sale of the
                                               shares, but will pay the expenses
                                               of registration relating to this
                                               offering.

                                  ------------

     THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                                  ------------

         The distribution of the shares of common stock by the selling stockholder may be effected from time to time in one or more transactions (which may involve block transactions) on the New York Stock Exchange or such other national stock exchange on which the shares of common stock are traded, in special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of these exchanges, in the over-the-counter market, in negotiated transactions, through underwriters, or a combination of these methods of sale, at market prices prevailing at the time of sale, at prices related to this prevailing market price or at negotiated prices.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Any broker-dealers, agents or underwriters that participate with the selling stockholder in the distribution of any of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and any discount or commission received by them and any profits on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                     The date of this prospectus is , 2001.

                                TABLE OF CONTENTS

                                                                            PAGE


ABOUT THIS PROSPECTUS .....................................................   1

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION ...............   1

ABOUT ALLEN TELECOM INC ...................................................   1

RISK FACTORS ..............................................................   2

USE OF PROCEEDS ...........................................................  11

SELLING STOCKHOLDER .......................................................  12

PLAN OF DISTRIBUTION ......................................................  12

LEGAL MATTERS .............................................................  13

EXPERTS ...................................................................  13

MATERIAL CHANGES ..........................................................  14

WHERE YOU CAN FIND MORE INFORMATION .......................................  14

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ...........................  15

                              ABOUT THIS PROSPECTUS

         You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. No offer is being made to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

         The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

         As used in this prospectus, the terms "we," "us," "our," and "Allen Telecom" mean Allen Telecom Inc. and all entities controlled by Allen Telecom Inc., and the term "common stock" means our common stock, par value $1.00 per share, and the associated preferred stock purchase rights issued pursuant to our rights plan. Our fiscal year ends December 31.

         Allen Telecom, Antenna Specialists, Comsearch, Decibel, Extend-A-Cell, FOREM, Geometrix, Grayson Wireless, MIKOM, On-Glass, Tekmar Sistemi and Telia are trademarks of Allen Telecom Inc., registered trademarks, service marks or registered service marks in the United States and other jurisdictions that are mentioned in this prospectus. All other trademarks, servicemarks or tradenames referred to in this prospectus are the property of their respective owners.


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         This prospectus contains forward-looking statements in "About Allen Telecom Inc." and "Risk Factors" and elsewhere in this prospectus. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terms such as "could," "future," "may," "hope," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other comparable terminology. Forward-looking statements are only predictions and actual events or results may differ materially. In evaluating the risks and uncertainties of forward-looking statements, you should specifically consider various factors, including the risks described in "Risk Factors," and those described in other parts of this prospectus and the documents incorporated by reference.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to our actual results or to changes in our operations.



                            ABOUT ALLEN TELECOM INC.

         We are a leading global provider of wireless infrastructure equipment and services to many of the world's largest wireless communications carriers and original equipment manufacturers. Our current suite of complementary products and services consists of five product lines: Base Station Subsystems and Components; Repeaters and In-Building Coverage Products; Base Station and Mobile Antennas; Geolocation Products; and Wireless Engineering and Consulting Services. Our products and services are integral to many mobile wireless communications networks and offer solutions to enhance network capacity, coverage and performance. We provide these products and services to the growing global wireless markets for voice, data and video communications serving all major wireless standards and frequencies. As a leading global provider of wireless infrastructure equipment and services, demand for our current suite of products and services continues to grow as a result of the expansion of existing wireless networks that require expanded coverage, greater capacity and improved performance. We believe that we are also well positioned as a result of our experience, reputation and customer relationships to benefit from the build out of emerging networks such as 2.5G and 3G.

         Emerging wireless technologies and networks are creating new market opportunities to expand our product and service offerings. 3G, or broadband, high capacity, third generation technology, is expected to be the next major evolution of wireless networks, and is beginning to be deployed in parts of Europe and Asia. This deployment will require large amounts of new infrastructure equipment and is creating new product opportunities. We have developed and, in certain cases, have already shipped 3G compatible products and are developing new products, such as next generation power amplifiers. We also have developed a network-based geolocation solution that enables wireless carriers to determine the location of callers. Our network-based geolocation solution has been evaluated by a number of wireless carriers in the United States that must comply with Federal Communications Commission regulations requiring them to provide caller location information for wireless 911 calls.

         We market our products and services to many of the world's largest original equipment manufacturers and wireless carriers. We conduct operations globally with manufacturing and assembly facilities in Australia, Brazil, China, the Czech Republic, France, Germany, Italy, Mexico and the United States, and have sales and marketing offices in 19 countries. Sales made to customers located outside the United States accounted for 58.5% of our total sales during 2000 and 62.2% of our total sales during the first nine months of 2001. Our total sales during 2000 were $392.6 million, generating operating income of $27.4 million. Our total sales during the first nine months of 2001 were $305.0 million, generating operating income of $10.3 million, compared to total sales of $285.7 million and operating income of $18.7 million during the first nine months of 2000.

         Our executive offices are located at 25101 Chagrin Boulevard, Suite 350, Beachwood, Ohio 44122-5687 and our telephone number is (216) 765-5818.



                                  RISK FACTORS

         BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD CONSIDER THAT MAKING SUCH AN INVESTMENT INVOLVES VARIOUS RISKS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS AS WELL AS ALL OF THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK. YOU SHOULD ALSO CONSIDER THESE RISK FACTORS WHEN YOU READ "FORWARD-LOOKING" STATEMENTS ELSEWHERE IN THIS PROSPECTUS. IN SOME CASES, YOU CAN IDENTIFY FORWARD-LOOKING STATEMENTS BY TERMS SUCH AS "COULD," "FUTURE," "MAY," "HOPE," "WILL," "SHOULD," "EXPECT," "PLAN," "ANTICIPATE," "INTEND," "BELIEVE," "ESTIMATE," "PREDICT," "POTENTIAL" OR "CONTINUE," THE NEGATIVE OF THESE TERMS OR OTHER COMPARABLE TERMINOLOGY. THESE FORWARD-LOOKING STATEMENTS ARE ONLY PREDICTIONS AND ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. THEY ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THE RISKS DESCRIBED IN THIS SECTION.

THE MARKETS FOR OUR PRODUCTS AND SERVICES ARE HIGHLY COMPETITIVE.

         The wireless communications infrastructure markets are highly competitive and we expect the competition to intensify. We compete with a number of companies, including large infrastructure manufacturers, systems integrators, base station subsystem suppliers, engineering service providers and new market entrants. One way to maximize market growth, enhance existing products and introduce new products in a competitive market is through acquisitions of companies or their assets, such as the assets of Bartley R.F. Systems, Inc., where advisable. These acquisitions may cause certain of our other competitors to enter into additional business combinations, to accelerate product development, or to engage in aggressive price reductions or other competitive practices, creating even more powerful or aggressive competitors. Many of our current and potential competitors have greater financial, technical, manufacturing and marketing resources than we have. Many of our current and potential competitors have also established, or may in the future establish, relationships with our current and potential customers. We may not be able to compete successfully against current and future competitors, including companies that develop and market new wireless communications products and services. These competitive pressures may result in price reductions, reduced gross margins, longer sales cycles, reduced sales and loss of customers.

CUSTOMER PRESSURE TO REDUCE PRICES AND LONG-TERM SUPPLY ARRANGEMENTS MAY CAUSE REDUCTIONS IN SALES OR PROFIT MARGINS.

       Many of our customers are under pressure to reduce the price of their products or services, and, therefore, we expect to continue to experience pressure from our customers to reduce the prices of our products. Our customers frequently negotiate supply arrangements with us well in advance of delivery dates, requiring us to commit to price reductions before we can determine whether we can achieve the cost reductions assumed for the product. In many of our markets, average sales prices of established products have declined in the past. We anticipate that prices will continue to decline, which could negatively impact our sales and/or gross profit margins. Accordingly, to remain competitive, we believe that we must continue to develop product enhancements and new technologies that will either slow the price declines of our products or reduce the cost of producing and delivering our products. If we fail to do so, our results of operations and financial condition would be adversely affected.

IF WE DO NOT CORRECTLY ANTICIPATE DEMAND FOR OUR PRODUCTS AND SERVICES, WE MAY NOT BE ABLE TO ARRANGE COST EFFECTIVE PRODUCTION OF OUR PRODUCTS OR WE COULD HAVE COSTLY EXCESS INVENTORIES OR PRODUCTION.

         Historically, we have experienced broad fluctuations in demand for our products and services. The demand for our products and services depends on many factors and is difficult to predict. We expect that it will become more difficult to predict demand for specific products and services as we expand our portfolio of wireless communications products and services and as competition in the markets for our products and services intensifies.

         If demand increases beyond what we anticipate, we would have to rapidly arrange for increased production capacity. Rapid increases in production levels to meet unanticipated demand could result in higher costs or declining manufacturing yields, which could lower our profit margins. We also depend on a number of third-party manufacturers and suppliers to provide manufacturing services and necessary components, subsystems and raw materials. If these manufacturers and suppliers cannot provide, or are delayed in providing, the additional products or services, we may not be able to meet the unexpected demand on a timely basis. If we are unable to meet the demands of our customers on a timely basis, our results of operations would be adversely affected.

         If demand does not develop as much as anticipated, we could have excess inventories, which could reduce our cash flow and could lead to write-offs of some or all of the costs. In addition, lower than anticipated demand could also result in higher costs due to underutilization of our facilities and our personnel and those of our contract manufacturers. We currently have excess inventory for the base station subsystems and components product line. This excess inventory adversely affected our results for the nine months ended September 30, 2001 and could materially adversely affect results in future periods.

WE DEPEND IN LARGE PART ON ORIGINAL EQUIPMENT MANUFACTURERS TO OUTSOURCE THEIR NEEDS FOR PRODUCTS THAT WE PRODUCE, AND WE ARE VULNERABLE IF THEY SHIFT TOWARDS DEVELOPING AND RELYING ON THEIR IN-HOUSE CAPABILITIES.

         Our future success depends largely upon the extent to which original equipment manufacturers elect to purchase components and subsystems from outside sources such as us. Original equipment manufacturers could develop greater internal capabilities and decide to manufacture these products in-house, rather than outsourcing them, which would harm our business and adversely affect our results of operations and financial condition. Currently, a few original equipment manufacturers utilize their captive manufacturing operations to produce some of their own base station components and subsystems, reducing the need to outsource such equipment needs.

FAILURE TO DEVELOP FUTURE BUSINESS OPPORTUNITIES MAY HAVE AN ADVERSE EFFECT ON OUR GROWTH POTENTIAL.

         We are pursuing a number of new business opportunities, including, for example, emerging markets for our 3G and E 911 products and services. Our ability to deploy and deliver these new products and services relies, in many instances, on unproven technology. We may not be able to successfully capitalize on these new business opportunities by effectively developing, refining, and delivering new products and services to the market. In addition, the formation and ultimate success of these new markets, including the markets for our 3G and E 911 products, will require wireless communications carriers and original equipment manufacturers to expend substantial capital on new systems and infrastructure. The availability and cost of capital to our wireless carrier and original equipment manufacturer customers are, therefore, critical to the establishment and success of these new markets. There can be no assurance that the capital necessary to build out new systems and infrastructure will be available to our wireless carrier or original equipment manufacturer customers on a timely basis, or at all. These, and other impediments to, or delays in, the development of these new markets would negatively impact our future business opportunities and future sales.

         With respect to E 911, changes or delays in the Federal Communications Commission's regulations could have an adverse effect on our future sales. Most carriers have sought or are seeking delays and/or waivers in the Federal Communications Commission's implementation requirements and, in a number of cases, the Federal Communications Commission has granted waivers to carriers extending the implementation requirements. If the Federal Communications Commission grants additional waivers that have the effect of delaying the E 911 geolocation implementation deadlines, or does not act at all, our ability to generate sales from our E 911 geolocation products may be delayed or otherwise adversely affected. In addition, because the E 911 implementation deadlines are, in part, dependent on the carriers' receipt of requests from local public safety answering points, such as local police or fire departments, sales of our E 911 geolocation products may be delayed or otherwise adversely affected if these local public safety answering points delay or fail to make such a request. Local public safety answering points not inclined to implement, or to spend the required capital to implement, E 911 capabilities on their own system may delay or fail to make E 911 implementation requests to wireless carriers.

         In addition, if wireless communications carriers elect to comply with the Federal Communications Commission's regulations by incorporating E 911 solutions that do not utilize our products, such as solutions based on changes in handsets, we may fail to generate significant sales from our E 911 initiative. Many carriers that originally elected a network E 911 solution have, in connection with their waiver requests, asked the Federal Communications Commission to permit them to implement a handset solution or other alternative solution instead.

         We cannot guarantee when or whether these new products or services will be widely introduced or fully implemented, that they will be successful when they are introduced or that customers will purchase the products or services offered. If these products or services are not successful or the costs associated with implementation and completion of the rollout of these products or services materially exceed those currently estimated by us, our results of operations and financial condition would be adversely affected.

IF THE MARKETS FOR EXISTING AND EMERGING WIRELESS SERVICES, SUCH AS 3G AND E 911 PRODUCTS, DO NOT GROW OR DEVELOP, OUR RESULTS OF OPERATIONS WOULD BE ADVERSELY AFFECTED.

         The markets for wireless services have experienced significant growth in recent years. This growth, however, is dependent on the economic condition of the world and national markets, the availability and cost of capital and financing to wireless carriers, and the timing and level of purchases of both current and planned products and services. We cannot assure you that the markets for our products will continue to grow, that potential customers will adopt our products for integration with their wireless communications solutions, or that we will be successful in independently establishing markets for our products.

         The success of our business depends on the capacity, affordability and reliability of the services provided by various wireless communications carriers. Currently, a number of domestic and foreign carriers incorporate our products in their wireless networks. Growth in demand for these services may be limited if wireless communications carriers fail to offer services and pricing that customers consider valuable; fail to maintain sufficient capacity to meet demand for wireless access; delay the expansion of their wireless networks and services; or fail to market their services effectively. New technologies may offer alternatives to wireless infrastructure systems. If any of these occurs, or if for any other reason the demand for wireless services fails to grow, our results of operations and financial condition would be adversely affected.

THE MARKETS FOR OUR PRODUCTS ARE EXPERIENCING RAPID CHANGES IN TECHNOLOGY.

         We operate in markets characterized by rapidly changing technology and evolving customer specifications and industry standards. New products may quickly render an existing product obsolete and unmarketable. Our growth and future results of operations depend in part upon our ability to enhance existing products and introduce newly developed products on a timely basis that conform to prevailing and evolving industry standards, meet or exceed technological advances in the marketplace, meet changing customer specifications, achieve market acceptance and respond to our competitors' products.

         The process of developing such new products can be technologically challenging and requires the accurate anticipation of technological and market trends. We cannot assure you that we will be able to successfully introduce new products or do so on a timely basis. If we fail to develop new products that are appealing to our customers or fail to develop products on time and within budgeted amounts, we may be unable to recover our significant research and development costs, which would harm our business and adversely affect our results of operations and financial condition. We have in the past discontinued product development efforts for products that we were unable to successfully develop or introduce or that otherwise failed to gain market acceptance and, in turn, failed to recover our research and development costs.

OUR DEPENDENCE ON A SMALL NUMBER OF CUSTOMERS COULD IMPACT OUR RESULTS.

         We generate a significant amount of our sales from a limited group of customers. For 2000, our top ten customers comprised 55.2% of our sales, with one customer accounting for 15.2% of our total sales. We anticipate that we will continue to generate significant sales from a relatively small group of customers. Although we have purchase contracts with many of our large customers, these customers are not obligated to purchase our products and can effectively cancel these contracts at any time. If any of these customers ceases to do business with us or cancels, reduces or delays orders or product purchases, our sales would be significantly reduced. We have in the past lost a significant amount of sales when a key customer delayed acceptance of our products, reduced product requirements or ceased purchasing our products. This risk is greater due to the trend of consolidation in the telecommunications industry. We and one or more of our competitors may each supply products to the companies that have merged or will merge. This consolidation could result in purchasing decision delays by the merged companies and/or our playing a lesser role in the supply of communications products to the merged companies, and could have a material adverse effect on our business, results of operations, and financial condition.

         Many of our components and subsystems must be custom designed for use in our customers' products. As a result, we must allocate our research and development efforts and manufacturing capacity among our customers and potential customers. We cannot be sure of the success of our customers' systems in the market. In addition, recently some of our carrier and original equipment manufacturer customers have experienced significant fluctuations in their stock prices or difficulties in obtaining financing. Many of our customers have recently extended their invoice payments and could continue to do so. If our customers are not successful, the length of time required to re-engineer and manufacture our products for another customer may delay our sales or prohibit us from getting our products to the marketplace in a timely manner or at all. In addition, any substantial or protracted delay in payments from our customers could materially adversely affect our cash flows and results of operation.

IF WE CANNOT DELIVER QUALITY PRODUCTS IN A PROFITABLE AND TIMELY MANNER, OUR BUSINESS COULD BE HARMED AND OUR SALES AND PROFIT MARGINS MAY DECREASE.

         Our ability to generate future sales depends upon our ability to manufacture and supply products that meet defined specifications on a timely basis. If we incur higher costs than anticipated when we price our products, our gross margins on these products will decrease and they may not be as profitable as expected. In addition, if we are unable to deliver our products as required by the terms of our product sales contracts, our customers may cancel these contracts. In that event, we might not recover costs that we incurred for research and development, sales and marketing, production and otherwise, and we may incur additional costs as contractual penalties. If we fail to meet a delivery deadline, or a customer determines that the products we deliver do not meet the agreed-upon specifications, we may have to reduce the price we can charge for our products, or we may be liable to pay damages to the customer. Failing to successfully manage these risks could adversely affect our results of operations and financial condition.

OUR RESULTS OF OPERATION AND FINANCIAL CONDITION MAY CONTINUE TO BE ADVERSELY AFFECTED BY ADVERSE FOREIGN CURRENCY FLUCTUATIONS.

         We derive a significant portion of our revenues from foreign operations, primarily in Europe. In recent periods, the strong United States dollar relative to the Euro and other European currencies has negatively impacted reported sales and pretax income of our European operations, and the translated value on the balance sheet of our European subsidiaries. These effects could continue or worsen. In addition, as we expand our operations geographically, our results of operations and financial condition may be adversely affected by fluctuations in other currencies.

WE OPERATE A SIGNIFICANT PORTION OF OUR BUSINESS IN, AND PLAN TO EXPAND FURTHER INTO, MARKETS OUTSIDE THE UNITED STATES, WHICH SUBJECTS US TO ADDITIONAL BUSINESS RISKS.

         A significant portion of our business has been and will continue to be conducted in international markets. During 2000, sales generated from our customers located outside the United States accounted for 58.5% of our total sales. During the nine months ended September 30, 2001, sales generated from our customers located outside the United States accounted for 62.2% of our total sales. Conducting business internationally subjects us to a number of additional risks and uncertainties, including:

         -        unexpected delays or changes in regulatory requirements;

         - difficulties and costs related to complying with a wide variety of complex foreign laws and treaties;

         - delays and expenses associated with tariffs and other trade barriers;

         - restrictions on and impediments to repatriation of our funds and our customers' ability to make payments to us;

         -        political and economic instability;

         - difficulties and costs associated with staffing and managing international operations and implementing, maintaining and improving financial controls;

         - greater dependence upon independent sales representatives and other indirect resellers who may not be as effective and reliable as our employees;

         - inadequate or uncertain protection of intellectual property in foreign countries;

         -        increased difficulty in collecting accounts receivable; and

         -        adverse tax consequences.

         Some of these factors may restrict our ability to continue expanding into international markets or adversely affect our results of operations.

OUR LENGTHY AND VARIABLE SALES AND DEVELOPMENT CYCLE MAKES IT DIFFICULT FOR US TO PREDICT IF AND WHEN A SALE CAN BE MADE AND COULD LEAD TO OPERATING DIFFICULTIES AND CASH FLOW PROBLEMS.

         Our sales and development cycle, which is the period from the generation of a sales lead or new product idea through the development of the product and the recording of sales, could be as long as several years, making it very difficult to forecast sales and results of operations. Our inability to accurately predict the timing and magnitude of sales of our products could affect our ability to meet our customers' product delivery requirements, or cause our results of operations to suffer if we incur expenses in a particular period that do not translate into sales during that period, or at all. In addition, these failures would make it difficult to plan future capital expenditure needs and could cause us to fail to meet our cash flow requirements. These problems could adversely affect our results of operations and financial condition.

OUR BACKLOG MAY NOT RESULT IN SALES.

         Our backlog represents orders for products and services due to be provided within the next twelve months. As of September 30, 2001, our backlog was $89.5 million. Backlog is not necessarily indicative of future sales as our customers may cancel or defer orders, often without penalty. Nevertheless, we make a number of management decisions based on our backlog, including our purchase of materials, hiring of personnel and other matters that may increase our production capabilities and costs. Cancellations, delays or reductions of orders could adversely affect our results of operations and financial condition.

OUR DEPENDENCE ON SUPPLIERS AND CONTRACT MANUFACTURERS TO DELIVER KEY COMPONENTS AND PROVIDE CRITICAL MANUFACTURING SERVICES MAY AFFECT OUR ABILITY TO DELIVER PRODUCTS TO OUR CUSTOMERS IN A TIMELY MANNER, WHICH MAY RESULT IN LOST SALES AND DAMAGE TO OUR REPUTATION.

         We rely on outside suppliers and contract manufacturers that in some instances are single or limited sources for key components or services that we need to produce our products. If we lose one or more of these sources, we could be delayed in, or prevented from, delivering our products to our customers, and our customer relations and business could suffer as a result. If manufacturing or supply delays or shortages of certain key components or services occur, we could experience an interruption in production until we were able to locate alternative sources.

         Other risks relating to our reliance on contract manufacturers and on limited suppliers include reduced control over production costs, delivery schedules and quality of materials. The inability to obtain timely deliveries of acceptable quality materials, or any other circumstances that would require us to seek alternative contract manufacturers or suppliers, could adversely affect our ability to deliver products to our customers. In addition, if our contract manufacturers or suppliers increase prices, we may suffer losses if we are unable to recover such additional costs from our customers.

OUR QUARTERLY RESULTS OF OPERATIONS HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST AND WE EXPECT THESE FLUCTUATIONS TO CONTINUE. IF OUR RESULTS ARE WORSE THAN EXPECTED, OUR STOCK PRICE COULD SUFFER.

         Our quarterly sales and results of operations have varied and are likely to continue to vary significantly for various reasons, including the timing, cancellation or rescheduling of customer orders or shipments; changing customer estimates for product requirements; the pricing and mix of products sold; the introduction of new products; our ability to obtain manufacturing services and components from our contract manufacturers and raw materials from our suppliers; and variations in manufacturing efficiencies. In addition, we expect our results will fluctuate because of the seasonality of sales and shipments, with less activity in the winter months due to the impact of inclement weather conditions on infrastructure build out and product installations. As a result, our quarterly results of operations may be below the expectations of market analysts and investors. If this occurs, our stock price could suffer.

IF WE LOSE KEY PERSONNEL WE MAY NOT BE SUCCESSFUL.

         Our success depends upon the continuing contributions of our key management, research, product development, sales and marketing and manufacturing personnel, many of whom would be difficult to replace. We have not entered into employment agreements with many of our key officers and managers.

INTENSE COMPETITION FOR EXPERIENCED ENGINEERS AND OTHER TECHNICAL PERSONNEL MAY AFFECT OUR ABILITY TO SUSTAIN OUR GROWTH EXPECTATIONS.

         We depend on, and must attract and retain, competent personnel in all areas of our business, especially our qualified engineers and other technically proficient personnel. We believe that our engineers and other technical personnel are in high demand. We may not be able to hire and retain personnel at compensation levels consistent with our existing structure. If we are unable to retain a sufficient number of engineering and technical personnel, we may be unable to support the growth of our business and, as a result, our results of operations may suffer.

WE MAY ENCOUNTER DIFFICULTIES IN ACQUIRING AND EFFECTIVELY INTEGRATING
BUSINESSES.

         As part of our business strategy, we will continue to identify and evaluate acquisition opportunities that we believe would be complementary to our business. Historically, we have acquired a number of businesses integral to our success. The process of identifying and completing potential acquisitions is, however, very challenging and competitive. We cannot assure you that we will be as successful in consummating our future acquisition efforts.

         Acquisitions we attempt to make or are successful in making will be accompanied by the risks commonly encountered in acquisitions of businesses, which include, among other things:

         - the expenditure of time, attention and funds on potential acquisitions that are not consummated;

         -        higher than anticipated acquisition costs and expenses;

         - difficulty and expense of assimilating the operations and personnel of the businesses, especially if the acquired operations are geographically distant;

         - potential disruption of our ongoing business and diversion of management time and attention;

         - failure to maximize our financial and strategic position by the successful incorporation of acquired technology;

         - difficulties in adopting and maintaining uniform standards, controls, procedures and policies;

         - loss of key employees and customers as a result of changes in management;

         - potential exposure to unknown liabilities of acquired companies; and

         -        possible dilution to our stockholders.

         We recently acquired substantially all of the assets of Bartley R.F. Systems, Inc. We could incur costs greater than anticipated and have difficulty assimilating or retaining Bartley R.F. Systems, Inc.'s, or any other acquired companies', personnel or integrating their operations or services into our organization, which could disrupt our ongoing business, distract our management and employees and reduce or eliminate the financial or strategic benefits that we sought to achieve through the acquisition and, therefore, threaten our future growth.

         We may not be successful in overcoming these risks or any other problems encountered in connection with any of our acquisitions. We may make a strategic acquisition with anticipated long-term benefits even though the transaction may adversely affect our short-term profitability. The completion of this type of acquisition in the future would negatively affect our short-term profitability and may cause a decline in our stock price.

OUR PRODUCTS ARE DEPLOYED IN COMPLEX NETWORKS AND MAY HAVE ERRORS OR DEFECTS THAT WE FIND ONLY AFTER DEPLOYMENT.

         Our products are highly complex, designed to be deployed in complicated communications networks and may contain undetected defects, errors or failures. Although our products are generally tested during manufacturing prior to deployment, they can only be fully tested when deployed in commercial networks. Consequently, our customers may discover errors after the products have been deployed. The occurrence of any defects, errors or failures could result in installation delays, product returns, diversion of our resources, increased service and warranty costs, legal actions by our customers, increased insurance costs and other losses to us or to our customers or end users. Any of these occurrences could also result in the loss of or delay in market acceptance of our products and could damage our reputation. In addition, if our products are determined to be defective, or malfunction and cause loss of service or property damage and this malfunction is determined to be caused by our products, we could be held liable for the resulting damages in a lawsuit. Any of these occurrences could adversely affect our results of operations and financial condition.

WE HAVE A DEFERRED TAX ASSET WHICH MAY NOT BE REALIZABLE.

         Through September 30, 2001, we have recorded a net United States deferred tax asset pertaining to the recognition of net operating loss carryforwards, net deductible temporary differences and tax credits in the amount of $38.1 million. These taxable losses generally may be carried forward for periods of up to 20 years. We have not provided a valuation allowance relating to this asset as we believe it is more likely than not that we will realize the value of this asset. This determination is based upon future United States taxable income, potential United States acquisitions and various tax planning strategies. We cannot assure you that we will realize this asset or that a future valuation allowance will not be required. The failure to utilize this asset would adversely affect our results of operations and financial condition.

WE COULD INCUR SUBSTANTIAL COSTS DEFENDING OUR INTELLECTUAL PROPERTY FROM INFRINGEMENT OR A CLAIM OF INFRINGEMENT.

         Our success depends in part on our proprietary technology. We rely on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. We may be required to spend significant resources to monitor and enforce our intellectual property rights. We may not be able to detect infringement and we, therefore, may lose our competitive position in the market. Intellectual property rights also may be unavailable or limited in some foreign countries. The unauthorized use of our technology by competitors could have a material adverse effect on our ability to sell our products in some markets.

         We have been in the past, are currently, and may be in the future, a party to litigation to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. We are currently party to litigation filed against us by a competitor in the E 911 wireless geolocation business claiming infringement by Allen Telecom of intellectual property rights. These claims and any resulting litigation could subject us to significant liability for damages and could cause our proprietary rights to be invalidated. Litigation, regardless of the merits of the claim or outcome, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

         - stop using the challenged intellectual property and refrain from selling our products or services that incorporate it;

         - obtain a license to use the challenged intellectual property or to sell products or services that incorporate it, which license may increase our costs or not be available on reasonable terms, or at all; or

         - redesign those products or services that are based on or incorporate the challenged intellectual property.

         If we are forced to take any of the foregoing actions, we may be unable to manufacture and sell our products, which would harm our business and adversely affect our financial condition and results of operations.

IF WE FAIL TO MANAGE OUR GROWTH EFFECTIVELY, OUR BUSINESS COULD BE HARMED.

         The challenges associated with managing our growth may place a strain on our planning and management capabilities. To manage our expected growth of operations and personnel, we will need to:

         - manage new customer relationships, manufacturing facilities and operations in new countries;

         - improve financial and operational controls, as well as our reporting systems and procedures;

         - upgrade existing or install new management information systems; and

         - hire, train, motivate and manage our sales and marketing, engineering, technical, manufacturing, finance and customer service employees.

FOREIGN AND DOMESTIC FEDERAL, STATE AND LOCAL COMMUNICATIONS LEGISLATION AND REGULATION MAY NEGATIVELY IMPACT OUR BUSINESS AND GROWTH.

         Some of our products are regulated domestically by the Federal Communications Commission and internationally by other government agencies, or incorporated into wireless communications systems that are similarly regulated. Regulatory changes, including changes in the allocation of available frequency spectrum, changes in planning and zoning approvals for cell site construction, or changes in regulations that govern radiation emissions from wireless communications systems, could negatively affect our business by restricting development and deployment efforts by our customers, making our current products obsolete or increasing the opportunity for additional competition. In addition, the increasing demand for wireless communications has exerted pressure on regulatory bodies worldwide to adopt new standards for these products. It is difficult to predict future legislation and regulation. Our sales would be adversely affected if our products fail to comply with applicable domestic and international regulations.

         Delays inherent in the governmental licensing and approval process have in the past caused, and may in the future cause, cancellation, postponement or rescheduling of the installation of communications systems by our customers. These delays may have a negative impact on the sale of our products to these customers.

         The impact of regulation on some aspects of our business is uncertain. For instance, the success of our E 911 geolocation initiative is largely dependent on the scope and timing of the Federal Communications Commission's
E 911 regulations, rulings and responses to requests for waivers. Likewise, the success of our 3G products and services is largely dependent on spectrum availability and licensing for 3G wireless networks. The United States and some other major countries may not license 3G frequencies for several years. Also, there may be changes or delays in applicable regulations, rulings and responses to requests for waivers that could adversely affect our E 911 and 3G opportunities.

         In addition, legislation has been adopted or proposed in some state and local legislative bodies to restrict or prohibit the use of wireless phones while driving motor vehicles. If laws are passed prohibiting or restricting the use of wireless phones while driving, it could have the effect of reducing subscriber usage, which could cause an adverse effect on the demand for wireless services and a corresponding adverse effect on our results of operations.

CONCERNS ABOUT ALLEGED HEALTH RISKS RELATING TO RADIO FREQUENCY EMISSIONS MAY AFFECT OUR BUSINESS.

         Media reports and some studies have suggested that radio frequency emissions from wireless handsets and cell sites may be associated with various health problems, including cancer, and may interfere with electronic medical devices, including hearing aids and pacemakers. In addition, lawsuits have been filed against participants in the wireless industry alleging various adverse health consequences as a result of wireless equipment emissions. If consumers' health concerns over radio frequency emissions increase, they may be discouraged from using wireless handsets, and regulators may impose restrictions on the location and operation of cell sites. These concerns could have an adverse effect on the wireless communications industry.

         These concerns have recently received increased focus, including the adoption in July 2000 by the Cellular Telecommunications & Internet Association, the leading trade group of domestic wireless communications carriers, of a policy requiring handset manufacturers to disclose emission levels. Additional studies of radio frequency emissions are ongoing. The ultimate findings of these studies will not be known until they are completed and made public. We cannot assure you that government authorities will not increase regulation of wireless handsets and cell sites as a result of these health concerns or that wireless companies will not be held liable for costs or damages associated with these concerns.

WE ARE SUBJECT TO STRINGENT ENVIRONMENTAL REGULATION, WHICH COULD NEGATIVELY IMPACT OUR BUSINESS.

         We are subject to a variety of national, state, local and foreign laws, rules and regulations related to the discharge and disposal of toxic, volatile and other hazardous chemicals used in our manufacturing process. Our failure to comply with present or future regulations could result in fines being imposed on us, suspension of our production or a cessation of our operations. The regulations could require us to acquire significant equipment or to incur substantial other expenses in order to comply with environmental regulations. Any past or future failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to future liabilities and could cause our business, results of operations and financial condition to suffer. In addition, under some environmental laws and regulations we could be held financially responsible for remedial measures if our properties are contaminated, even if we did not cause the contamination.

OUR RIGHTS PLAN AND CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS COULD DISCOURAGE POTENTIAL ACQUISITIONS OF OUR COMPANY THAT STOCKHOLDERS MAY CONSIDER FAVORABLE.

         Certain provisions of our rights plan, together with certain provisions of our certificate of incorporation, our bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable. The existence of these provisions may adversely affect the marketability and market price of our common stock.

THE SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         Substantially all of our currently outstanding shares of common stock have been registered for sale under the Securities Act or are eligible for sale under an exemption from the registration requirements. In addition, we are obligated to register the shares of common stock that we issued in connection with the acquisition of substantially all of the assets of Bartley R.F. Systems, Inc. Further, as of September 30, 2001, there were outstanding options and warrants to purchase approximately 3,258,151 shares of our common stock. More options will be granted in the future under our employee benefit plans. Additionally, we may in the future issue warrants exercisable for our common stock or additional series of preferred stock that is convertible into or exchangeable for our common stock. Sales or the expectation of sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

OUR COMMON STOCK PRICE MAY BE VOLATILE, AND WE CANNOT ASSURE YOU THAT OUR STOCK PRICE WILL NOT DECLINE.

         The market price of our common stock has been and may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that have in the past and could in the future affect our stock price are:

         -        quarterly variations in our results of operations;

         - changes in sales or earnings estimates or publication of research reports by analysts;

         - speculation in the press or investment community about our business or the wireless communications industry generally;

         - changes in market valuations of similar companies and stock market price and volume fluctuations generally;

         - strategic actions by us or our competitors such as acquisitions or restructurings;

         -        regulatory developments;

         -        additions or departures of key personnel;

         -        general market conditions; and

         - domestic and international economic, market and currency factors unrelated to our performance.

         The stock markets in general, and the markets for technology and technology-related stocks in particular, have experienced extreme volatility that has sometimes been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.



                                 USE OF PROCEEDS

         All shares of common stock being offered by this prospectus will be sold by the selling stockholder for its own account. We will not receive any proceeds from the sale of any shares by the selling stockholder.

                               SELLING STOCKHOLDER


         The following table sets forth information with respect to the selling stockholder as of January 15, 2002, including:


         -        the name and address of the selling stockholder;

         - the number of shares of common stock owned by, and percentage ownership of, the selling stockholder both immediately prior to and following the sale of shares offered by this prospectus; and

         - the maximum number of shares of common stock offered by this prospectus.

         Because the selling stockholder may offer to sell all, a portion or none of the shares of common stock offered by this prospectus, we cannot assure you as to the number of shares of common stock that will be held by the selling stockholder immediately following the offering. The following table assumes that all shares registered by the selling stockholder will be sold.


                                                                           PERCENTAGE
                                PERCENTAGE OF                                  OF
                     SHARES         SHARES                     SHARES        SHARES
      NAME        BENEFICIALLY   BENEFICIALLY     TOTAL     BENEFICIALLY  BENEFICIALLY
                  OWNED BEFORE   OWNED BEFORE    SHARES        OWNED          OWNED
                    OFFERING       OFFERING      OFFERED     FOLLOWING      FOLLOWING
                                                              OFFERING      OFFERING
---------------------------------------------------------------------------------------
Bartley R.F.       2,271,391        6.99%       2,271,391        --             --
Systems Trust,
37 S. Hunt Rd.,
Amesbury,
Massachusetts
01913


----------

         We have agreed to bear all expenses, other than underwriting discounts, fees or selling commissions, and expenses of counsel to the selling stockholder, relating to the registration and sale of the shares of common stock issued to the selling stockholder.



                              PLAN OF DISTRIBUTION

         The shares of common stock covered by this prospectus may be offered and sold from time to time to purchasers directly by the selling stockholder or any assignee, transferee, donee, pledgee or successor. Alternatively, the selling stockholder may sell the shares of common stock covered by this prospectus to or through one or more underwriters or broker-dealers, which may include Credit Suisse First Boston Corporation, directly to one or more institutional purchasers or through agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholder or the purchasers of the shares for whom they act as agents.

         The shares of common stock covered by this prospectus may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholder has not yet determined when it will effect these sales. The sale of the shares of common stock covered hereby may be effected in transactions, which may involve crosses or block transactions: (i) on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale; (ii) in the over-the-counter market; (iii) in transactions otherwise than on these exchanges or services or in the over-the-counter market; or (iv) through the issuance by the selling stockholder or others of derivative securities, including, without limitation, warrants, exchangeable securities, forward delivery contracts or the writing of options.

         In connection with sales of the shares of common stock covered by this prospectus or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the shares in the course of hedging the positions that such broker-dealers assume. The selling stockholder may also sell the shares short and deliver shares to close out these short positions, or loan or pledge these shares to broker-dealers that in turn may sell these shares.

         At the time a particular offer or distribution of shares of common stock is made by the selling stockholder, to the extent required, a prospectus supplement will be distributed that will set forth the aggregate number of shares of common stock being offered, and the terms of the offering, the name or names, if any, of broker-dealers, agents or underwriters, any discounts, commissions and other items constituting compensation from, and the resulting net proceeds to, the selling stockholder.

         Any broker-dealers, agents or underwriters that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares of common stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

         In order to comply with the securities laws of specific states, the selling stockholder may sell shares of common stock covered by this prospectus to the public in some states only through broker-dealers who are registered or licensed in those states.

         Agents, broker-dealers and underwriters may engage in transactions with, and perform investment banking and advisory services for us.

         Agents, broker-dealers and underwriters may be entitled under agreements entered into with us and the selling stockholder to indemnification by us and the selling stockholder against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which those agents, broker-dealers or underwriters may be required to make.



                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for Allen Telecom by Laura Meagher, General Counsel and Secretary of Allen Telecom.



                                     EXPERTS

         The consolidated financial statements and related financial statement schedules as of December 31, 1999 and 2000 and for the years then ended incorporated in this prospectus by reference from Allen Telecom Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


         The consolidated statement of operations, of stockholders' equity, and of cash flows and the financial statement schedule for the year ended December 31, 1998 incorporated by reference to Allen Telecom Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                MATERIAL CHANGES


         - AT&T Wireless signed an agreement to purchase Geometrix(R) wireless 911 caller location systems from Allen Telecom's Grayson Wireless Division for installation in selected AT&T Wireless markets.

                  The network-based Geometric systems are comparable with AT&T Wireless' TDMA (digital) and AMPS (analog) network technologies and existing customer handsets. AT&T Wireless will install the Geometrix systems to comply with the Federal Communications Commission's Phase II E 911 regulations. The system automatically locates and forwards the caller position information to public safety agencies that receive 911 calls.

                  Geometrix location systems allow AT&T Wireless to provide locations of wireless 911 callers to selected emergency response centers that are equipped to receive such information. AT&T Wireless customers will be able to use their existing handsets and current 911 calling procedures. To maintain caller privacy, Geometrix systems are designed to provide location information only when a caller initiates a 911 call.

                  The Geometrix system is intended to allow carriers to meet the Federal Communications Commission's Phase II requirements for wireless E 911 caller location. Geometrix is the first Phase II-compliant wireless location system to be placed into commercial service, and to date remains the only Phase II-compliant system in service.

         - On December 18, 2001, Allen Telecom completed the acquisition of substantially all of the assets of Bartley R.F. Systems, Inc. headquartered in Amesbury, Massachusetts. Allen Telecom's current U.S. manufacturing facility for base subsystems and components in Sparks, Nevada will be consolidated into Bartley's manufacturing facility in Amesbury, Massachusetts. This consolidation is expected to be completed early in the second quarter 2002 and Allen Telecom will record a reserve for the restructuring costs, expected to be about $2.0 million, in the fourth quarter of 2001.

         - On December 11, 2001, Allen Telecom's Grayson Wireless Division was served with a patent infringement lawsuit by a competitor in the E 911 wireless geolocation business. Based on advice of counsel, Allen Telecom believes that it has no liability for the claims asserted in the lawsuit and intends to vigorously defend the lawsuit.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed this prospectus as part of a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act. The registration statement contains exhibits and other information that are not contained in this prospectus. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the Securities and Exchange Commission are only summaries of the documents' material terms. If you want a complete description of the contents of these documents, you should obtain the documents yourself by following the procedures described below.

         We are subject to the reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the Securities and Exchange Commission. Our reports and other information filed by us can be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can be obtained from the Public Reference Room at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The Securities and Exchange Commission also maintains a website that contains reports, proxy and information statements and other information regarding us filed electronically with the Securities and Exchange Commission. The address of the site is: http://www.sec.gov. Our common stock is quoted on the New York Stock Exchange and in connection therewith, reports and other information concerning us may also be inspected at the offices of the New York Stock Exchange. For further information on obtaining copies of our reports and other information concerning us at the New York Stock Exchange, please call
(212) 656-5060.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission permits us to "incorporate by reference" information into this prospectus, which means that we can disclose important business and financial information to you by referring to other documents filed separately with the Securities and Exchange Commission. The information in the following documents filed by Allen Telecom with the Securities and Exchange Commission (File No. 001-06016) is incorporated by reference into this document:

         -        Annual Report on Form 10-K for the fiscal year ended December
                  31, 2000;

         - our quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

         - the description of our common stock which is contained in our Second Restated Certificate of Incorporation (filed as Exhibit number 4(a) to our Registration Statement on Form S-8, Registration No. 333-51739, filed on May 4, 1998 (Commission file number 001-06016)); and

         - the description of our preferred stock purchase rights issued pursuant to our rights plan, which is contained in our Form 8-A (as amended) filed with the Securities and Exchange Commission on January 9, 1998.

         Allen Telecom may be required by the Securities and Exchange Commission to file other documents pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the offering of the shares offered by this prospectus. These documents will be deemed to be incorporated by reference in this document and to be a part of it from the date they are filed with the Securities and Exchange Commission.

         Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. This information relating to Allen Telecom contained in this prospectus should be read together with the information in the documents incorporated or deemed to be incorporated by reference.

         We will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of this person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any or all documents incorporated by reference into this prospectus. Requests for these copies should be directed to:

                               Allen Telecom Inc.
                       25101 Chagrin Boulevard, Suite 350
                              Beachwood, Ohio 44122
                              Attn: General Counsel
                                 (216) 765-5818

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following sets forth estimated expenses to be incurred by Allen Telecom in connection with the offering described in this registration statement.

Securities and Exchange Commission registration fee...............   $  4,474
Printing costs....................................................        100*
Accounting fees and expenses......................................     12,000*
Legal fees and expenses (including Blue Sky)......................     20,000*
Miscellaneous.....................................................        426*

     Total........................................................   $ 37,000*

----------

*        Estimated


ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Set forth below is a description of certain provisions of the second restated certificate of incorporation of Allen Telecom, the amended and restated by-laws of Allen Telecom, and the Delaware General Corporation Law. This description is intended as a summary only and is qualified in its entirety by reference to the Allen Telecom certificate of incorporation, the Allen Telecom bylaws, and Delaware law.

         ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES. The Allen Telecom certificate of incorporation provides that, to the full extent provided by law, a director will not be personally liable to Allen Telecom or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director. Delaware law provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its stockholders, except for liability: (i) for any breach of the director's duty of loyalty to such corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

         While Article 7 of the Allen Telecom certificate of incorporation provides directors with protection from awards for monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article 7 will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of the duty of care. The provisions of Article 7 as described in the previous paragraph apply to officers of Allen Telecom only if they are directors of Allen Telecom and are acting in their capacity as directors, and do not apply to officers of Allen Telecom who are not directors.

         INDEMNIFICATION AND INSURANCE. Under Delaware law, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

         Article 7 of the Allen Telecom certificate of incorporation and Article VI of the Allen Telecom bylaws provide to directors and officers indemnification to the full extent provided by law, thereby affording the directors and officers of Allen Telecom the protections available to directors and officers of Delaware corporations. Article VI of the Allen Telecom bylaws also provides that expenses incurred by a person in defending a civil, criminal, administrative or investigative action, suit or proceeding, or threat thereof, by reason of the fact that he or she is or was a director or officer may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by Allen Telecom as authorized by relevant Delaware law. Allen Telecom has obtained directors and officers liability insurance providing coverage to its directors and officers.

         At the time of the election of an officer or director of Allen Telecom, the board of directors of Allen Telecom adopts resolutions authorizing Allen Telecom to enter into an indemnification agreement with such officer or director. Allen Telecom has entered into an indemnification agreement with each of its officers and directors.

         One of the purposes of the indemnification agreements is to attempt to specify the extent to which persons entitled to indemnification thereunder may receive indemnification under circumstances in which indemnity would not otherwise be provided by Delaware law. Pursuant to the indemnification agreements and subject to specified conditions provided in these agreements, an indemnitee is entitled to indemnification as provided by Section 145 of the Delaware General Corporation Law and to indemnification for any amount which the indemnitee is or becomes legally obligated to pay relating to or arising out of any claim made against that person because of any act, failure to act, or neglect or breach of duty, including any actual or alleged error, misstatement, or misleading statement, which that person commits, suffers, permits, or acquiesces in while acting in the indemnitee's position with Allen Telecom. An indemnitee, however, will not be entitled to indemnification in connection with specified claims initiated by the indemnitee prior to a change in control unless the board of directors of Allen Telecom first authorizes or consents to the initiation of the claim by the indemnitee. The indemnification agreements are in addition to and are not intended to limit any rights of indemnification that are available under the Allen Telecom certificate of incorporation or the Allen Telecom bylaws, any policy of insurance or otherwise. Allen Telecom is not required under the indemnification agreements to make payments in excess of those expressly provided for by Delaware law in connection with any claim against the indemnitee:

         - which results in a final, nonappealable order directing the indemnitee to pay a fine or similar governmental imposition which Allen Telecom is prohibited by applicable law from paying; or

         - based upon or attributable to the indemnitee gaining in fact a personal profit to which he was not legally entitled including, without limitation, profits made from the purchase and sale by the indemnitee of equity securities of Allen Telecom which are recoverable by Allen Telecom pursuant to
                  Section 16(b) of the Securities Exchange Act of 1934, as amended and profits arising from transactions in publicly traded securities of Allen Telecom which were effected by the indemnitee in violation of Section 10(b) of the Exchange Act or Rule 10b-5 promulgated thereunder.

         In addition to the rights to indemnification specified therein, the indemnification agreements are intended to increase the certainty of receipt by the indemnitee of the benefits to which he or she is entitled by providing specific procedures relating to indemnification.

         The indemnification agreements are also intended to provide increased assurance of indemnification against any amendment to the Allen Telecom bylaws that would have the effect of denying, diminishing or encumbering the indemnitee's rights pursuant thereto or to Delaware law or any other law as applied to any act or failure to act occurring in whole or in part prior to the effective date of such amendment.

         Insofar as indemnification arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.          EXHIBITS.


Exhibit
Number            Description of Document
-------           -----------------------
4.1+              Registration Rights Agreement, dated as of December 17,
                  2001, by and among Allen Telecom Inc., Bartley R.F. Systems
                  Trust and Bartley R.F. Systems, Inc.

5.1+              Opinion of Laura Meagher, Esq.

23.1+             Consent of Laura Meagher, Esq. (included in Exhibit 5.1)

23.2*             Consent of PricewaterhouseCoopers LLP

23.3*             Consent of Deloitte & Touche LLP


----------

*        Filed herewith

+        Previously filed


ITEM 17.          UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

         Insofar as indemnification arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Beachwood, State of Ohio, on January 18, 2002.



                                    ALLEN TELECOM INC.

                                    By:  /s/ Laura Meagher
                                         -------------------------------
                                         Laura Meagher
                                         General Counsel and Secretary

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Robert G. Paul              President, Chief Executive   January 18, 2002
------------------------------  Officer and Director
    Robert G. Paul              (Principal Executive
                                Officer)

/s/ Robert A. Youdelman         Executive Vice President     January 18, 2002
------------------------------  and Chief Financial Officer
    Robert A. Youdelman         (Principal Financial
                                Officer)

/s/ James L. LePorte III        Vice President-Finance       January 18, 2002
------------------------------  (Principal Accounting
    James L. LePorte III        Officer)

/s/ Phillip W. Colburn          Chairman of the Board and    January 18, 2002
------------------------------  Director
    Phillip W. Colburn

/s/ J. Chisholm Lyons           Vice Chairman of the Board   January 18, 2002
------------------------------  and Director
    J. Chisholm Lyons

                                Director
------------------------------
    John F. McNiff

                                Director
------------------------------
    Charles W. Robinson

                                Director
------------------------------
    Martyn F. Roetter

/s/ Gary B. Smith               Director                     January 18, 2002
------------------------------
    Gary B. Smith

/s/ Kathleen M. H. Wallman      Director                     January 18, 2002
------------------------------
    Kathleen M. H. Wallman

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                  DESCRIPTION OF DOCUMENT
-------                 -----------------------

23.2              Consent of PricewaterhouseCoopers LLP

23.3              Consent of Deloitte & Touche LLP